Exhibit 3(a)(iii)
Bye-laws

of

Stratus Technologies Bermuda Holdings Ltd.
I HEREBY CERTIFY that the within-written Bye-laws are a true copy of the Bye-laws of the Company as adopted pursuant to written resolutions of the shareholders of the Company on the 8th day of April 2010.

/s/ [ILLEGIBLE]
For and on behalf of
Coson Corporate Services Limited Assistant Secretary

Prepared by
Cox Hallett Wilkinson
Barristers and Attorneys
Milner House, 18 Parliament Street,
Hamilton, Bermuda.

Stratus Technologies Bermuda Holdings Ltd.
INDEX

Bye-law	Subject	Page

1	Interpretation	3
2	Registered Office	6
3	Share Rights	7
5	Modification of Rights	29
7	Shares	30
10	Certificates	30
13	Lien	31
17	Calls on Shares	32
23	Forfeiture of Shares	32
29	Register of Members	33
30	Transfer of Shares	33
34	Transmission of Shares	34
38	Increase of Capital	35
41	Alteration of Capital	35
43	Reduction of Capital	36
45	General Meetings	36
46	Notice of General Meetings	36
48	Proceedings at General Meetings	37
67	Proxies and Corporate Representatives	39
72	Register of Directors and Officers	40
73	Directors	40
79	Alternate Directors	41
82	Directors Fees and Remuneration	42
83	Directors Interests	42
84	Powers and Duties of the Directors	43
87	Delegation of the Directors’ Powers and Duties	43
90	Proceedings of the Directors	44
97	Officers	45
99	Minutes	46
100	Secretary	46
101	Resident Representative	46
102	The Seal	46
104	Reserves	47
105	Capitalisation of Profits	47
107	Record Dates	47
108	Accounting Records	48
111	Audit	48
112	Service of Notices and other Documents	48
115	Indemnity	49
116	Drag Along Rights and Tag Along Rights	50
117	Alteration of Bye-laws	51

Bye-Laws

of

Stratus Technologies Bermuda Holdings Ltd.
INTERPRETATION
1.	In these Bye-laws unless the context otherwise requires:

“1933 Act” means the United States of America Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or common control with such Person. A Person will be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise;

“Approved Sale” means a transaction or a series of related transactions which results in a bona fide, unaffiliated change of economic beneficial ownership of the Stratus Group or its business of greater than 50%, whether pursuant to the sale of the share capital of the Company, the sale of the assets of the Stratus Group (if combined with a distribution of net proceeds to shareholders), or a merger or an amalgamation or a consolidation (other than a sale of shares by an Investcorp Investor to another Investcorp Investor or in connection with a Consolidation Transaction);

“Bermuda” means the Islands of Bermuda;

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in Bermuda shall be authorized or required to be closed;

“Company” means the company incorporated in Bermuda under the name of Stratus Technologies Bermuda Holdings Ltd. on the 28th day of April, 2006;

“Consolidation Transaction” means a transaction or series of related transactions (including amalgamations, mergers, reorganizations, liquidations, share exchanges and/or consolidations involving the Company and one or more of its direct and indirect wholly owned subsidiaries) effected to implement a reorganization of the Company (and one or more of such subsidiaries) (or similar transactions) that does not result in a material change in the beneficial ownership of the voting securities of the Company or its successor;

“the Companies Act” means collectively The Companies Act, 1981 and every other statute governing companies and any statutory modification thereof from time to time in force in Bermuda insofar as the same apply to the Company;

“the Directors” means the duly appointed Board of Directors of the Company for the time being;

“Drag along notice” has the meaning specified in Bye-law 116;

“First Lien Notes” means the Senior Secured Notes due 2015, of the Company and Stratus Technologies, Inc., and any Additional Notes (as defined in such Indenture) issued under the Indenture dated as of April 8, 2010, as in effect as of the date hereof.

“Initial Public Offering” means the sale of any of the Ordinary Shares pursuant to a registration statement that has been declared effective under the 1933 Act, if as a result of such sale (i) the Company becomes a reporting company under section 12(b) or 12(g) of the United States of America Securities Exchange Act; and (ii) such Ordinary Shares are traded on the New York Stock Exchange or the American Stock Exchange, or is quoted on the Nasdaq National Market System or is traded or quoted on any other national stock exchange or national securities system;

“Investcorp Investor” means, at any date of determination, all of the following who are then holders of Ordinary Class Shares: Investcorp Bank E.C and its Affiliates and any other investor with whom Investcorp Bank E.C or any Affiliate thereof has an administrative relationship;

“IRR” means the annual rate of return (assuming annual compounding), determined in accordance with the principles customarily used in the financial community in calculating an internal rate of return on investment, which, if used to discount to present value the amount actually received by the holders of the Preference Shares for or in respect of the Preference Shares during the period from the date of receipt by the holders of the Preference Shares of Net Proceeds back to the Series A Original Issue Date (as such term is defined in Bye-law 3(b)(iii)(l)(ii)) (with all amounts, if any, received in any currency other than USD converted into USD at the exchange rate in effect, as quoted by Bloomberg L.P. for similar financial transactions, as of 5pm London time as of the date of receipt of such amounts) would cause the net present value (on such date) of such investments to equal zero;

“Member” means a person registered in the Register as a holder of shares (of whatever class) in the Company;

“Net Proceeds” means the amount received by the holders of the Preference Shares as a result of a Liquidity Event (as defined in Bye-law 3(b)(vi)(a)) minus the aggregate amount of any declared but unpaid dividends or other distributions on the Preference Shares at such time;

“Note Purchaser Shareholders” has the meaning given to it in the Shareholders Agreement;

“Ordinary Shares” means the ordinary shares of par value $0.5801 each in the capital of the Company having the rights and being subject to the restrictions set out in these Bye-laws;

“Ordinary Class Shares” means the Ordinary Shares, the Series A Ordinary Shares, the Series B1 Ordinary Shares and the Series B2 Ordinary Shares;

“Person” means an individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization or a government or any department or agency thereof;

“Preference Shares” means the Series A Preference Shares and the Series B Preference Shares;

“Pro Rata Portion” has the meaning specified in Bye-law 116;

“Register” means the Register of Members of the Company;

“Register of Directors” means the Register of Directors and Officers of the Company maintained by the Company in accordance with Section 92A of the Companies Act;

“Requisite Approval” means consent of the holders of a majority of the then issued and outstanding Preference Shares, voting separately as a class;

“Resident Representative” means the person appointed to act as Resident Representative of the Company and includes any assistant or deputy representative;

“Seal” means the Common Seal of the Company (if any) and includes any duplicate thereof;

“Secretary” means the person appointed to perform the duties of the Secretary of the Company and includes an acting or assistant Secretary;

“Second Lien Loans” means loans under that certain First Amended And Restated Second Lien Credit Agreement, dated as of August 28, 2006 (as amended by that certain second amendment to the First Amended and Restated Second Lien Credit Agreement dated as of March 22, 2010, among, inter alios, Stratus Technologies Bermuda Ltd., an exempted limited liability company under the laws of Bermuda, Stratus Technologies, Inc., a Delaware corporation, the several lenders from time to time parties thereto, and Deutsche Bank Trust Company Americas, as administrative agent for such lenders, as amended and in effect as of the date hereof.

“Series A Ordinary Shares” means the series A ordinary shares of par value $0.5801 each in the capital of the Company having the rights and being subject to the restrictions set out in these Bye-laws;

“Series A Preference Shares” means the series A preference shares of par value $1.50 each in the capital of the Company having the rights and being subject to the restrictions set out in these Bye-laws;

“Series B Ordinary Shares” means the Series B1 Ordinary Shares and the Series B2 Ordinary Shares;

“Series B Preference Shares” means the Series B1 Preference Shares and the Series B2 Preference Shares;

“Series B1 Ordinary Shares” means the series B1 ordinary shares of par value $0.5801 each in the capital of the Company having the rights and being subject to the restrictions set out in these Bye-laws;

“Series B1 Preference Shares” means the series B1 preference shares of par value $1.50 each in the capital of the Company having the rights and being subject to the restrictions set out in these Bye-laws;

“Series B2 Ordinary Shares” means the series B2 ordinary shares of par value $0.5801 each in the capital of the Company having the rights and being subject to the restrictions set out in these Bye-laws;

“Series B2 Preference Shares” means the series B2 preference shares of par value $1.50 each in the capital of the Company having the rights and being subject to the restrictions set out in these Bye-laws;

“Shareholders Agreement” means that certain Subscription and Shareholders Agreement entered into as of April 8, 2010 among the Company, Technology Holdings, the Second Lien Shareholders and the Note Purchaser Shareholders;.

“Stratus SA” means Stratus Technologies Group, S.A a Luxembourg company (now liquidated) whose registered office was at 123, avenue du X Septembre, L-2551 Luxembourg;

“Stratus SA Series A Preference Shares” means the series A preference shares of par value $1.50 each previously held in the capital of Stratus SA;

“Stratus Group” means the Company and its direct and indirect subsidiaries from time to time;

“Tag along notice” has the meaning specified in Bye-law 116;

“Technology Holdings” has the meaning given to it in the Shareholders’ Agreement;

“Third Closing” has the meaning set forth in the Shareholders Agreement.

“Treasury Share” means a share in the capital of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled;

“in writing” and “written” include typewriting, printing, lithography, photography, and other modes of representing or reproducing works in visible form;

“Voting Ordinary Shares” means the Ordinary Shares, the Series A Ordinary Shares and the Series B1 Ordinary Shares;

“Voting Preference Shares” means the Series A Preference Shares and the Series B1 Preference Shares;

“Voting Shares” means the Voting Preference Shares, the Voting Ordinary Shares;

“May” shall be construed as permissive;

“Shall” shall be construed as imperative;

Words importing the singular number only include the plural number and vice versa;

Words importing the masculine gender only include the feminine and neuter genders respectively;

Words importing persons include companies or associations or bodies of persons, whether corporate or unincorporated;

Any words or expressions defined in the Companies Act shall have the same meaning when used herein.
REGISTERED OFFICE
2.	The Registered Office shall be at such place in Bermuda as the Directors shall from time to time appoint.
SHARE RIGHTS
3.	(a)	The share capital of the Company at the date of adoption of these Bye-laws is US$203,014,939.08 divided into Series A Preference Shares, Series B1 Preference Shares, Series B2 Preference Shares, Ordinary Shares, Series A Ordinary Shares, Series B1 Ordinary Shares and Series B2 Ordinary Shares.
(b)	The Preference Shares shall confer upon the holder(s) thereof (or the holders of the Series A Ordinary Shares, Series B1 Ordinary Shares or Series B2 Ordinary Shares issuable upon conversion thereof, as set forth below) the rights and restrictions attributed to such shares in accordance with the provisions of this Bye-law 3(b) as follows:
(i)	Redemption
(a)	Each holder of Preference Shares may require the Company to redeem all, but not less than all, of its Preference Shares upon written notice to the Company, with a copy to each of the other holders of the Preference Shares requesting redemption of all of the Preference Shares held by it at a date specified in such notice (such date shall be deemed a “Preference Share Redemption Date”), such Preference Share Redemption Date to be within ten (10) to thirty (30) days of delivery of the request letter. Provided, however, that no holder of Preference Shares shall be permitted to exercise its redemption rights under this Section 3(b)(i)(a) of the Bye-Laws until the later of (1) 91 days after the earlier of the stated maturity date or the first date on which no First Lien Notes are outstanding and (2) 91 days after the earlier of the stated maturity date or the first date on which no Second Lien Notes are outstanding.

(b)	The redemption price for each Preference Share (“Redemption Price”) shall be the Preference Amount (as defined in Bye-law 3(b)(vi)(a)(i)) per Preference Share, in each case payable in US$, calculated as of the Preference Share Redemption Date, and subject to proportional adjustment for share splits, reverse splits, share dividends, share distributions or similar events with respect to the share capital of the Company.

(c)	If, on the Preference Share Redemption Date, the number of Preference Shares that may then be legally redeemed by the Company is less than the number of such Preference Shares requested to be redeemed by all such holder(s) at such date (“Preference Share Requesting Holders”), then (i)the Series A Preference Shares and Series B Preference Shares shall be redeemed pro rata in proportion to the Redemption Price payable with respect to such Preference Shares, and (ii) the Preference Shares to be redeemed that are not legally redeemable shall be redeemed consistent with the priorities set forth immediately above among the Preference Share Requesting Holders as soon as such Preference Shares become legally redeemable (with the Preference Share Redemption Price calculated as at the date of actual redemption) and the holder(s) of the then issued Voting Preference Shares shall be entitled to appoint, remove and replace five (5) additional directors to the Board of Directors of the Company. The identity of such additional five (5) directors shall be determined among the holders of the then issued Voting Preference Shares as follows: a holder will be entitled to appoint, remove and replace one (1) of such additional directors for each full twenty percent (20%) of the aggregate voting interests of the Voting Preference Shares held by such holder, with any remaining director seat determined by majority vote of the holder(s) of the Voting Preference Shares. Appointment, removal and replacement of any such additional directors shall be effected by a notice deposited with the Secretary in accordance with Bye-laws 74(b) and 75(b) (as applicable). If the entire amount of Preference Shares requested to be redeemed has not been redeemed within ninety (90) days of the Preference Share Redemption Date, the holders of a majority of the then issued Preference Shares may require the Company to use its reasonable efforts to cause a sale of the Company or other transaction necessary to produce sufficient proceeds to permit the payment of the full Redemption Price for the remaining Preference Shares requested to be redeemed that were not otherwise redeemed.

(d)	If the Company (i) defaults in its obligations to pay the Redemption Price in respect of each Preference Share to be redeemed, or (ii) has funds legally available to pay the Redemption Price, but defaults in its obligation to do so, and, in either case, such default continues for more than ten (10) Business Days, the holder(s) of a majority of the then issued Voting Preference Shares shall be entitled to appoint, remove and replace an additional director to the Board of Directors of the Company (and any such appointment, removal or replacement shall be effected by a notice deposited with the Secretary in accordance with Bye-laws 74(b) and 75(b) (as applicable)) and the amount payable with respect to the Redemption Price after such default has increased, (a) if such default occurs on or before February 1, 2002, to amount equal to the Initial Series A Conversion Price (as defined in Bye-law 3(b)(iii)(a)) times one point thirty-seven (1.37); (b) if such default occurs on or before February 1, 2003 but after February 1, 2002, to an amount equal to the product of the amount determined in (a) above time one point seventeen (1.17); (c) if such default occurs on or before February 1, 2004 but after February 1, 2003, to an amount equal to the product of the amount determined in (b) above times one point ten (1.10); and (d) if such default occurs after February 1, 2004, to an amount equal to the greater of the amount determined in (c) above or the amount necessary to attain a ten percent (10%) IRR.
(ii)	Dividends
(a)	The credit balance on the profit and loss account, after deduction of the general expenses, social charges, write-offs and provisions for past and future contingencies as determined by the Board of Directors of the Company represents the net profit.

(b)	The remaining balance of the net profit shall be at the disposal of the Board of Directors of the Company.

(c)	The holders of the Preference Shares (together as if one class) shall be entitled to receive in any financial year, out of the funds legally available therefore, dividends at a rate of eight percent (8%) of the Initial Conversion Price for each series (as defined in Bye-law 3(b)(iii)(a)) on the basis that, in respect of each series of Preference Share, the Initial Conversion Price shall be deemed to be retroactive to the Series A Original Issue Date, notwithstanding that Series B Preference Shares may have been created after such date (e.g., measured in the case of the Series B Preference Shares from the date measured for purposes of calculating the dividend payable with respect to the Series A Preference Shares so that the Preference Share Dividend for each Preference Share shall be at all times equal) (as adjusted for any subdivisions, combinations, consolidations or distributions or dividends in specie with respect to such shares) per annum on each issued Preference Share (“Preference Share Dividend”), payable in preference and priority to any payment of the dividend on the Ordinary Class Shares or any other class or series of shares of the Company authorized and issued in the future (unless otherwise approved by the holders of at least eighty-five percent (85%) of the voting interests of the then issued Voting Preference Shares, voting separately as a class on an as-converted basis). Such dividends on the Preference Shares shall be non-cumulative and shall be payable subject to and in accordance with the provisions of the Companies Act. Dividends, when payable, will be distributed in the time and place fixed by the Board of Directors of the Company.

(d)	After payment of the Preference Share Dividend to the holders of the Preference Shares, dividends (whether in cash or in shares) may be paid to the holders of the Preference Shares and the Ordinary Class Shares (together as if one class), and any other holders of shares in the capital of the Company, provided that the amount paid to the holders of the Preference Shares shall be equal to the net excess of (i) the aggregate amount of the dividends paid with respect to the Ordinary Class Shares from February 1, 2001 and (ii) the aggregate amount of any Preference Share Dividend and other dividends previously paid to the holders of the Preference Shares.

(e)	Interim dividends may be paid by the Board of Directors of the Company within the conditions provided for by law and these Bye-laws.
(iii)	Conversion of the Preference Shares to Ordinary Class Shares; Conversion of the Series B1 Preference Shares to Series B2 Preference Shares; Conversion of the Series B2 Preference Shares to Series B1 Preference Shares; Conversion of the Series B1 Ordinary Shares to Series B2 Ordinary Shares; Conversion of the Series B2 Ordinary Shares to Series B1 Ordinary Shares; Conversion of the Series A Ordinary Shares, the Series B1 Ordinary Shares and the Series B2 Ordinary Shares to Ordinary Shares

The holders of certain shares of the Company shall have the following conversion rights:

Optional Conversion
(a)	Each Series A Preference Share, Series B1 Preference Share and Series B2 Preference Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Preference Shares into such number of fully paid Series A Ordinary Shares, Series B1 Ordinary Shares and Series B2 Ordinary Shares, respectively, as is determined by dividing USD 7.09 by the conversion price of each such series, determined as hereinafter provided, in effect at the time of conversion

(“Conversion Price”). The Conversion Price for each such series of Preference Share shall initially be USD 7.09 (“Initial Conversion Price”). Such Initial Conversion Price for each series is, retroactive to the Series A Original Issue Date, and shall continue to be subject to adjustment as hereinafter provided.

(b)	Each Series B1 Preference Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the shares of the Company into one Series B2 Preference Share.

(c)	Each Series B2 Preference Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the shares of the Company into one Series B1 Preference Share.

(d)	Each Series B1 Ordinary Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the shares of the Company into one Series B2 Ordinary Share.

(e)	Each Series B2 Ordinary Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the shares of the Company into one Series B1 Ordinary Share.

(f)	Each Series A Ordinary Share, Series B1 Ordinary Share and Series B2 Ordinary Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the shares of the Company into one Ordinary Share.
Automatic Conversion
(g)	The Series A Preference Shares, Series B1 Preference Shares and Series B2 Preference Shares will automatically be converted into Ordinary Shares at the then applicable Conversion Price upon the earlier of:
(i)	the closing of a firmly underwritten public offering of Ordinary Shares either (x) on a recognized leading European stock exchange (with Requisite Approval) lead managed by an underwriter of internationally recognized standing or (y) pursuant to an effective registration statement on Form S-1 or Form F-1 (as appropriate) or any successor forms under the 1933 Act, lead managed by an underwriter of recognized U.S national standing, for listing on a U.S nationally recognized exchange, at an effective per share public offering price of at least the Initial Conversion Price (subject to adjustments as hereinafter provided) multiplied by two (2) and resulting in gross proceeds to the Company in excess of seventy-five million United States Dollars (USD 75,000,000) (before deduction of underwriters’ commissions and expenses) (a “Qualified IPO”); and

(ii)	the date specified by vote or written consent of holders of at least eighty-five percent (85%) of the voting interests of the then outstanding Series A Preference Shares, Series B1 Preference Shares and Series B2 Preference Shares, voting separately as one class on an as-converted basis.
In the event of the automatic conversion of the Preference Shares upon a Qualified IPO, the person(s) entitled to receive the Series A Ordinary Shares, Series B1 Ordinary Shares or Series B2 Ordinary Shares issuable upon such conversion of Preference Shares shall instead receive only Ordinary Shares as if converted under 3(b)(iii)(f), and shall not be deemed to have converted such Preference Shares or Ordinary Class Shares until immediately prior to the closing of such Qualified IPO. In addition, upon a Qualified IPO, the outstanding Series A Ordinary Shares, Series B1 Ordinary Shares and Series B2 Ordinary Shares will automatically be converted into Ordinary Shares as if converted under 3(b)(iii)(j), such shares shall not be deemed to have been converted until immediately prior to the closing of such Qualified IPO.
Mechanics of Conversion
(h)	Conversion of Preference Shares to Ordinary Class Shares. No fractional Series A Ordinary Shares, Series B1 Ordinary Shares or Series B2 Ordinary Shares shall be issued upon conversion of the Preference Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Preference Shares shall be entitled to convert the same into full Series A Ordinary Shares, Series B1 Ordinary Shares or Series B2 Ordinary Shares, it shall surrender the certificate or certificates therefor, if any, at the office of the Company or of any transfer agent for the Preference Shares, and shall give written notice to the Company at such office that it elects to convert such number of Preference Shares, as specified in such notice. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preference Shares a certificate or certificates for the number of Series A Ordinary Shares, Series B1 Ordinary Shares or Series B2 Ordinary Shares to which it shall be entitled as aforesaid or, in lieu thereof, evidence that such number of Series A Ordinary Shares, Series B1 Ordinary Shares or Series B2 Ordinary Shares has been recorded in the Register as held by such holder, and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Series A Ordinary Shares, Series B1

Ordinary Shares or Series B2 Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preference Shares to be converted, and the person or persons entitled to receive the Series A Ordinary Shares, Series B1 Ordinary Shares or Series B2 Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Series A Ordinary Shares, Series B1 Ordinary Shares or Series B2 Ordinary Shares on such date.

(i)	Conversion of Series B1 Preference Shares or B2 Preference Shares to Series B2 Preference Shares or B1 Preference Shares. Before any holder of Series B1 Preference Shares shall be entitled to convert the same into Series B2 Preference Shares or before any holder of Series B2 Preference Shares shall be entitled to convert the same into Series B1 Preference Shares, as the case may be, it shall surrender the certificate or certificates therefor, if any, at the office of the Company or of any transfer agent for the Preference Shares, and shall give written notice to the Company at such office that it elects to convert such number of Series B1 Preference Shares or B2 Preference Shares into a like number of Series B2 Preference Shares or B1 Preference Shares, as the case may be. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B1 Preference Shares or B2 Preference Shares a certificate or certificates for the number of such other series of Series B Preference Shares to which it shall be entitled as aforesaid or, in lieu thereof, evidence that such number of Series B Preference Shares has been recorded in the Register as held by such holder. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series B Preference Shares to be converted, and the person or persons entitled to receive the other series of Series B Preference Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such other series of Series B Preference Shares on such date.

(j)	Conversion of Ordinary Class Shares to a Different Series of Ordinary Class Shares. Before any holder of Series A Ordinary Shares, Series B1 Ordinary Shares or Series B2 Ordinary Shares shall be entitled to convert the same into Ordinary Shares, Series B1 Ordinary Shares or Series B2 Ordinary Shares, as the case may be, it shall surrender the certificate or certificates therefor, if any, at the office of the Company or of any transfer agent for the Ordinary Class Shares, and shall give written notice to the Company at such office that it elects to convert such number of Ordinary Class Shares into a like number of such other series of Ordinary Class Shares, as specified in such notice and as permitted hereunder. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Ordinary Class Shares a certificate or certificates for the number of such other series of Ordinary Class Shares to which it shall be entitled as aforesaid or, in lieu thereof, evidence that such number of Ordinary Class Shares has been recorded in the Register as held by such holder. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Ordinary Class Shares to be converted, and the person or persons entitled to receive the other series of Ordinary Class Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such other series of Ordinary Class Shares on such date.
Reservation of shares issuable upon Conversion
(k)	The Company shall at all times reserve and keep available out of its authorized but unissued Preference Shares and Ordinary Class Shares solely for the purpose of effecting the conversions contemplated by this Bye-law 3(b)(iii)(a)-(f) such number of each series of Ordinary Class Shares or Preference Shares as shall from time to time be sufficient to effect the conversion of all issued Preference Shares and Ordinary Class Shares and if at any time the number of authorized but unissued shares of any such class or series shall not be sufficient to effect the conversion of all such issued Preference Shares or Ordinary Class Shares, in addition to such other remedies as shall be available to the holder of such Preference Shares or Ordinary Class Shares, as the case may be, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Class Shares or Preference Shares, or any series thereof, to such number of Ordinary Class Shares or Preference Shares as shall be sufficient for such purposes.
Adjustments to Conversion Price
(l)	Special Definitions

For the purposes of this Bye-law 3(b)(iii)(l)-(x), the following definitions shall apply:
(i)	“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Class Shares or Convertible Securities;

(ii)	“Series A Original Issue Date” shall mean the date on which the Stratus SA Series A Preference Shares were first issued;

(iii)	“Convertible Securities” shall mean, for purposes of determining any adjustments to the Conversion Price of a series of Preference Shares, any evidences of indebtedness, shares (other than the Preference Shares and Ordinary Class Shares) or other securities directly or indirectly convertible into or exchangeable for Ordinary Class Shares;

(iv)	“Additional Ordinary Shares” shall mean, for purposes of

determining any adjustments to the Conversion Price of a series of Preference Shares, all shares (including reissued shares, if any) of the Ordinary Class Shares issued (or, pursuant to Bye-law 3(b)(iii)(g) deemed to be issued) by the Company after the Series A Original Issue Date, other than:
(A)	Series A Ordinary Shares, Series B1 Ordinary Shares or Series B2 Ordinary Shares issued upon conversion of the Preference Shares authorized herein or as a dividend or distribution on the Preference Shares;

(B)	up to thirty two million five hundred and thirty thousand nine hundred and seventy (32,530,970) (as adjusted for share consolidations, subdivisions, share dividends, redesignations, reclassifications recapitalizations and the like) Ordinary Shares or Options for such Ordinary Shares (including any of such Ordinary Shares or Options which are repurchased) issued to officers, directors, employees and consultants of the Stratus Group pursuant to share purchase or share option plans or agreements or other incentive share agreements in existence as of February 1, 2001, including the Stratus Technologies Inc. Stock Incentive Plan, as amended and restated February 24, 2009, or otherwise approved pursuant to the provisions of Bye-law 3(b)(v)(b)(ix) hereof (collectively, the “ Option Pool”);

(C)	Ordinary Class Shares issued as consideration for an amalgamation with or acquisition of shares or assets of another company;

(D)	Ordinary Class Shares issued in connection with any lending or equipment lease financing or similar transaction approved by the Board of Directors, not to exceed in the aggregate one percent (1%) of the issued share capital of Stratus SA as of February 1, 2001;

(E)	Ordinary Class Shares issued in connection with any event for which adjustment is made pursuant to Bye-laws 3(b)(iii)(r) or 3(b)(iii)(s) hereof; and

(F)	The Second Lien Shares or the Note Purchaser Shares, both as defined in the Shareholders Agreement.
No adjustment of the Conversion Price
(m)	No adjustment in the Conversion Price of a series shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Conversion Price in effect on the date of and immediately prior to such issue.
Deemed issue of Additional Ordinary Shares

(n)	In the event Stratus SA or the Company, as the case may be, at any time or from time to time after the Series A Original Issue Date has issued or shall issue any Options or Convertible Securities or has fixed or shall fix a record date for the determination of holders of any class or series of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to Bye-Law 3(b)(iii)(n)(B) below) of Ordinary Class Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Bye-law 3(b)(iii)(o) hereof) of such Additional Ordinary Shares would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:
(A)	no further adjustment to the Conversion Price of the Preference Shares shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Class Shares issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:
(i)	in the case of Convertible Securities or Options for

Ordinary Class Shares, the only Additional Ordinary Shares issued were Ordinary Class Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

(ii)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;
(D)	no readjustment pursuant to Bye-laws 3(b)(iii)(n)(B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (x) the Conversion Price on the original adjustment date, or (y) the Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date; and

(E)	in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in Bye-law 3(b)(iii)(n)(C) above.
Adjustment of Conversion Price upon issuance of Additional Ordinary Shares for an aggregate consideration of less than USD 20,000,000
(o)	In the event that, after April 8, 2010 and until such time as Stratus SA or the Company, as the case may be, has received or receives aggregate consideration in excess of twenty million United States Dollars (USD 20,000,000) from the issuance, or series of issuances, of Additional Ordinary Shares (such date, the “Trigger Point”),

Stratus SA or the Company, as the case may be, has issued or issues Additional Ordinary Shares without consideration or for a consideration per share less than the applicable Conversion Price of any series of Preference Shares in effect on the date of and immediately prior to such issue, then and in such event the Conversion Price of such series shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined according to the following formula:

OSC + $$$
ACP = PCP ×
PCP

OSS
Where: “ACP” is the Adjusted Conversion Price;
“PCP” is the Conversion Price in effect immediately prior to such issuance;

“OSC” is the number of Ordinary Class Shares issued immediately prior to such issuance;

“OSS” is the number of Ordinary Class Shares issued immediately subsequent to such issuance; and

“$$$” is the total consideration for all Additional Ordinary Shares issued in such issuance, as applicable.
Any adjustment under this Bye-law 3(b)(iii)(o) shall become effective at the close of business on the relevant record or issue date. For the purpose of all such adjustments hereunder, in calculating OSC and OSS, the maximum number of Ordinary Class Shares which the holders of any rights, options, warrants or convertible or exchangeable securities shall be entitled to subscribe for or purchase or convert or exchange such securities into shall be deemed to be issued and outstanding.
Adjustment of Conversion Price upon issuance of Additional Ordinary Shares for an aggregate consideration greater than USD 20,000,000
(p)	In the event that at any time after the Trigger Point the Company shall issue Additional Ordinary Shares without consideration or for a consideration per share less than the then applicable Conversion Price of any series of Preference Shares in effect on the date of and immediately prior to such issue, then and in such event the Conversion Price of such series shall be reduced, concurrently with such issue, to such lower price per Additional Ordinary Share in such issuance; provided, however, that the Conversion Price as adjusted under this Bye Law 3(b)(iii)(p) shall only apply to Preference Shares held by any holder that exercises its right of first offer to purchase securities in any equity offering by the Company with respect to at least fifty percent (50%) of the additional shares made available to such holder in connection with such offering (the “Minimum Participation Amount”). Holders who do not elect to exercise their right of first offer with respect to at least the Minimum Participation Amount shall continue to be entitled to antidilution protection provided under Bye Law 3(b)(iii)(o) hereof. For avoidance of doubt, in the event the Company shall issue Additional Ordinary Shares prior to the Trigger Point and the consideration to be received in such issuance, when aggregated with all consideration received by the Company in previous issuances by the Company of Additional Ordinary Shares, exceeds twenty million United States Dollars (USD 20,000,000), then and in such event the Conversion Price shall be reduced, concurrently with such issuance, to such lower price per Additional Ordinary Share in such issuance with respect to the entire amount of such issuance, subject to the proviso set forth in the first sentence of this Bye- Law 3(b)(iii)(p).
Determination of the Consideration
(q)	For the purpose of Bye-law 3(b)(iii), the consideration received by the Company for the issuance of any Additional Ordinary Shares shall be computed as follows:
(i)	Cash and Property

Except as provided in Bye-law 3(b)(iii)(q)(ii) below, such consideration shall:
(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

(B)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors and as confirmed by an independent auditor; and

(C)	in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in Bye-laws 3(b)(iii)(q)(i)(A) and (B) above, as determined in good faith by the Board of Directors.

(ii)	Expenses

In the event the Company pays or incurs expenses, commissions or compensation, or allows concessions or discounts to underwriters, dealers or others performing similar services in connection with such issuance, in an aggregate amount in excess of five percent (5%) of the aggregate consideration received by the Company for such issuance as determined in Bye-law 3(b)(iii)(q)(i) above, consideration shall be computed as provided in Bye-law 3(b)(iii)(q)(i) above after deducting the aggregate amount in excess of five percent (5%) of the aggregate consideration received by the Company for such issuance.

(iii)	Options and Convertible Securities

The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Bye-law 3(b)(iii)(n), relating to Options and Convertibles shall be determined by dividing:
(A)	the total amount, if any received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the aggregate amount of additional consideration (as set forth in the instruments relating thereto, without any regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of the Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B)	the number of Ordinary Class Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
Adjustments for dividends in specie, subdivisions, combinations or consolidations of Ordinary Class Shares
(r)	In the event the issued Ordinary Class Shares, or any series thereof, shall be subdivided into a greater number of Ordinary Class Shares, the Conversion Price of the series of Preference Shares which is convertible into such series of Ordinary Class Shares then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the issued Ordinary Class Shares, or any series thereof, shall be combined or consolidated, by reclassification, redesignation or otherwise, into a lesser number of

Ordinary Class Shares, the Conversion Price of the series of Preference Shares which is convertible into such series of Ordinary Class Shares then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased. In the event any series of Ordinary Class Shares (but not a series of Ordinary Class Shares which is convertible into such series) shall be subdivided into a greater number of Ordinary Class Shares, the conversion ratio of the series which is convertible into such series of Ordinary Class Shares shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event any series of Ordinary Class Shares (but not a series of Ordinary Class Shares which is convertible into such series) shall be combined or consolidated, by reclassification, redesignation or otherwise, into a lesser number of Ordinary Class Shares, the conversion ratio of the series which is convertible into such series of Ordinary Class Shares shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.
Adjustments for other distributions
(s)	In the event the Company at any time or from time to time makes or files a record date for the determination of holders of Ordinary Class Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Class Shares, then and in each such event provision shall be made so that the holders of Preference Shares shall receive upon conversion thereof, in addition to the number of Ordinary Class Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preference Shares been converted into the applicable series of Ordinary Class Shares immediately prior to such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Bye-law 3(b)(iii) with respect to the rights of the holders of the Preference Shares.

Adjustments for reclassification, exchange and substitution
(t)	If any class or series of shares (an “Issuable Class”) issuable upon conversion of any other class or series of shares (a “Convertible Class”) shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification, redesignation or otherwise (other than a subdivision or combination of shares provided for in Bye- Law 3(b)(iii)(r) hereof), then and in each such event the holder of each share of the Convertible Class shall have the right thereafter to convert such share, into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification, redesignation or other change by holders of the number of shares of such Issuable Class that would have been subject to receipt by the holders of the Convertible Class immediately before that change, all subject to further adjustment as provided herein.
No impairment
(u)	Save, where to do or fail to do any matter or thing would or may, in the opinion of the Company’s counsel, amount to a breach of the fiduciary duties of the Directors:
a.	the Directors are authorized to effect conversion of the Company’s shares as provided in this Bye-law 3(b)(iii) in such manner as they shall think fit including, by means of redesignation, reclassification or a repurchase; and

b.	the Company will not, by amendment of these Bye-laws or through any reorganization, transfer of assets, consolidation, amalgamation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but, save as aforesaid, the Company will at all times in good faith assist in the carrying out of all the provisions of this Bye-law 3(b)(iii) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of any Convertible Class against impairment.
Certificates as to adjustments
(v)	Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preference Shares or other conversion ratio, pursuant to this Bye-law 3(b)(iii), the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preference Shares or Ordinary Class Shares affected by such adjustment or readjustment a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preference Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect for each series of Preference Shares and (iii) the number and kind of Ordinary Class Shares and the amount, if any, of other property which at the time would be received upon the conversion of such Preference Shares.

(w)	All calculations under this Bye-law 3(b)(iii) shall be made to the nearest cent or to the nearest hundredth (1/100) of a share, as the case may be.

(x)	No adjustment in the Conversion Price of a series need be made if such adjustment would result in a change in such Conversion Price of less than USD 0.01. Any adjustment of less than USD 0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of USD 0.01 or more in such Conversion Price.
(iv)	Information and other rights
(a)	For so long as any Ordinary Class Shares or Preference Shares remain in issue, the Company shall deliver to each holder of (i) greater than 25% of then issued Ordinary Class Shares, (ii) greater than 25% of then issued Preference Shares and (iii) any Second Lien Shares (as defined in the Shareholders Agreement), provided, however, that there shall be no such delivery obligation to competitors of the Company, the following documents:
(i)	audited financial statements within ninety (90) days after the end of each financial year;

(ii)	unaudited quarterly financial statements within forty-five (45) days of the end of each financial quarter;

(iii)	upon request, an annual operating budget and strategic plan within thirty (30) days prior to the end of each financial year; and

(iv)	upon request, unaudited monthly financial statements within thirty (30) days of the end of each month.
(b)	For so long as any Preference Shares remain in issue, the holders of such shares shall in addition to the rights set out in Bye-law 3(b)(iv)(a) have all such inspection rights as are afforded to shareholders under Bermuda law, provided, however, that no competitors of the Company shall have rights under this Bye-law 3(b)(iv)(b).

(c)	The information and inspection rights provided in Bye-laws 3(b)(iv)(a) and (b) shall terminate upon a Qualified IPO.

(d)	Following a Qualified IPO, the Company shall deliver, to the extent not otherwise publicly available, to each holder of Preference Shares, or Ordinary Class Shares issued directly or indirectly upon conversion of the Preference Shares, copies of the Company’s financial statements required to be prepared pursuant to the laws of Bermuda, regular reporting forms to the stock exchange on which the Qualified IPO had occurred or, if on a stock exchange in the United States of America, an Annual Report on Form 20-F (or any successor form), and any quarterly or current reports or other annual reports issued to shareholders, promptly after such documents are filed with any regulator governing the affairs of the Company, including the SEC, as appropriate.
(v)	Protective Provisions
(a)	The holders of the Preference Shares shall have the following consent rights (“Protective Provisions”), which shall be subject to a vote at a Special General Meeting of the shareholders of the Company:

(b)	Subject to Bye-law 3(b)(v)(c), for so long as at least 4,056,978 Preference Shares (as adjusted for share consolidations, subdivisions, share dividends, redesignations, reclassifications, recapitalizations and the like) remain in issue, the Company shall not, without first obtaining the Requisite Approval, engage in any of the following:
(i)	any action that authorizes, creates or issues any shares having preferences superior to or on a parity with the any series of Preference Shares;

(ii)	any amalgamation, consolidation, acquisition or similar transaction of the Company with one or more other companies in which the shareholders of the Company prior to such transaction, or series of related transactions, would hold shares representing less than a majority of the voting power of the issued shares of the surviving company immediately after such transaction or series of transactions;

(iii)	any acquisition or divestiture of assets (including, without limitation, intellectual property assets) other than licensing of intellectual property in the ordinary course of business and sale leasebacks (other than sale leasebacks of intellectual property) and sales of equity or similar financing transactions (a) having a value of greater than fifty million United States Dollars (USD 50,000,000) or (b) with any affiliate or shareholder of the Company if such acquisition or divestiture has a value of greater than twenty-five million United States Dollars (USD 25,000,000);

(iv)	the sale of all or substantially all of the Company’s assets (“Sale Event”);

(v)	the liquidation, dissolution or winding up of the Company;

(vi)	the declaration or payment of a dividend on the Ordinary Class Shares (other than a dividend payable solely in Ordinary Class Shares) or redemption or repurchase of

Ordinary Class Shares or preference shares senior to, junior to or on parity with the Series A or Series B Preference Shares except in accordance with obligations existing at the time of the issuance of such shares pursuant to compensation, equity incentive and other employment arrangements, or lending or equipment lease financing or similar transactions referred to in Bye-law 3(b)(iii)(l)(iv)(D) hereof;

(vii)	except in the circumstances set out in Bye-laws 3(b)(i)(c) or (d), any increase or decrease in the authorised number of Directors of the Company (provided, that the approval required for such action shall be the Requisite Approval without taking into account Preference Shares other than Voting Preference Shares);

(viii)	the incurrence of any Indebtedness (as defined in the Amended and Restated Credit Agreement, dated as of December 21, 2000, among Stratus Computer (DE), Inc., a Delaware corporation, Stratus Technologies International S.à.r.l. (formerly known as Stratus Computer Systems S.à.r.l.), a company organized under the laws of Luxembourg, the several lenders from time to time parties thereto, the JPMorgan Chase Bank (formerly known as Chase Manhattan Bank), a New York banking corporation, as administrative agent for the lenders, and the other parties thereto, as amended (“Credit Agreement”)) by the Company and its subsidiaries in an aggregate amount greater than fifty million United States Dollars (USD 50,000,000) in excess of the amount outstanding and available to be drawn under the Credit Agreement, unless, after giving effect to the incurrence of such Indebtedness, the ratio of Indebtedness to EBITDA (based on the twelve months ending prior to the month in which such calculation was made) is less than or equal to three (3) times EBITDA;

(ix)	an increase, in any financial year of the Company, in the number of options made available pursuant to the Option Pool in excess of two percent (2%) of the maximum number of options (without regard to outstanding or exercised options) issuable pursuant to the Option Pool, as the same may have been increased in accordance with this Bye-law 3(b)(v)(b)(ix).

For purposes hereof, the terms “EBITDA” and “Indebtedness” shall have the meanings given to them in the Credit Agreement.
(c)	With respect to Bye-law 3(b)(v)(b)(iv) above, (i) the Requisite Approval shall also be required for the Company to permit, approve or consent to (as the controlling shareholder or otherwise) any action by its subsidiaries that would result in a Sale Event, and

(ii) the charters or other organizational documents of the principal subsidiaries of the Company shall be similarly restricted to provide that such principal subsidiaries are not permitted to effect a sale or other transfer constituting a Sale Event without the approval of the Company.

(d)	Notwithstanding anything herein to the contrary, no Requisite Approval shall be required in the case of any transaction described in Bye-Law 3(b)(v)(b)(ii), (iii), (iv) and (v) (a “Control Transaction”) (provided that with respect to a Control Transaction for which no consent is required under Bye-law 3(b)(v)(b) because of this Bye-law 3(b)(v)(d), to the extent the implementation of such Control Transaction would otherwise require an approval described in Bye-Law 3(b)(v)(b) (i), (ii) or (iii) hereof, no consent under Bye-law 3(b)(v)(e) hereof shall be required), where such a Control Transaction would result in the holders of the Preference Shares receiving value in cash or Readily Marketable Securities (as defined below) of at least the Preference Amount (as defined in Bye-law 3(b)(vi)(a)(i) hereof); provided, however, that if such Control Transaction would not result in the holders of the Preference Shares receiving value in cash or Readily Marketable Securities of at least the Preference Amount, then the consent of each holder of Voting Preference Shares shall be required for such Control Transaction unless it is agreed by the holders of a majority of the voting interests of the then issued Voting Preference Shares, voting separately as a class on an as-converted basis, that any non-consenting holder of Preference Shares shall, in fact, receive value in cash or Readily Marketable Securities of at least the Preference Amount; provided, further, however, that the terms and conditions of any such Control Transaction shall not require any holder of Preference Shares (i) to make any out of pocket expenditure prior to the consummation of such Control Transaction (excluding modest expenditures for postage, copies, etc.), or to be obligated to pay any expenses incurred in connection with such Control Transaction, except indirectly to the extent such costs are incurred for the benefit of all of the Company’s shareholders and are paid by the Company or the acquiring party, and except for costs incurred by or on behalf of a holder of the Preference Shares for its sole benefit; (ii) to make any representations, warranties or covenants in connection with such Control Transaction, except for representations and warranties with respect to such holder’s ownership of the Company’s securities to be sold by it and its ability to convey title thereto free and clear of liens, encumbrances or adverse claims and reasonable covenants regarding confidentiality, publicity and similar matters; (iii) to assume any liability with respect to any representation and warranty or covenant made by the Company or other shareholder in connection with such Control Transaction; (iv) to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective affiliates; or (v) to agree to any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to such Control Transaction.

(e)	The Company shall not, without first obtaining the approval of the holders of at least eighty-five percent (85%) of the voting interests of the then issued Preference Shares, voting separately as a class on an as-converted basis, engage in any of the following:
(i)	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preference Shares including, without limitation, Bye-laws 3(b)(i)(c) and 3(b)(i)(d) or that alters the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, any series of Ordinary Class Shares or Preference Shares relative to any other series of Ordinary Class Shares or Preference Shares;

(ii)	other than as a manner for effecting conversion of a series of Preference Shares or Series A Ordinary Shares, Series B1 Ordinary Shares or Series B2 Ordinary Shares as provided in Bye-Law 3(b)(iii), any action that reclassifies any outstanding shares of the Company into shares of the Company having preferences or priority as to dividends or assets ranking with a higher preference to or on a parity with any series of Preference Shares; and

(iii)	any amendment of these Bye-laws that affects the rights of the holders of the Preference Shares.
(vi)	Liquidity Events
(a)	In the event of any (i) liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, (ii) consolidation, amalgamation, transformation, acquisition, change of control, or other transaction or series of transactions in which the Company’s shareholders would not retain a majority of the voting power of the surviving entity or (iii) Sale Event (each, a “Liquidity Event”), provided, however, that a Liquidity Event shall not include the issuance of shares to holders of the Second Lien Loans pursuant to the Shareholders Agreement:
(i)	the holders of the then issued Preference Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any other class or series of shares, including the Ordinary Class Shares, by reason of their ownership of such Preference Shares, an amount necessary to provide the holders of the Preference Shares with the greater of the following returns (the “ Preference Amount”), in accordance with their respective ownership interests:
(A)	the amount the holders of the Preference Shares would have received if the Preference Shares were converted into Ordinary Shares at the then applicable Conversion Price immediately prior to the Liquidity Event (the

“Conversion Amount”); or

(B)	one of the following:
(I)	if the Liquidity Event occurs on or before February 1, 2002, the product of the Initial Conversion Price times 1.35;

(II)	if the Liquidity Event occurs on or before February, 2003, but after February 1, 2002, the product of the amount determined in Bye-law 3(b)(vi)(a)(i)(B)(I) above times 1.15;

(III)	if the Liquidity Event occurs on or before February 1, 2004 but after February 1, 2003, the product of the amount determined in Bye-law 3(b)(vi)(a)(i)(B)(II) above times 1.08; or

(IV)	if the Liquidity Event occurs on or after February 1, 2004, the greater of the amount determined in Bye-law 3(b)(vi)(a)(i)(B)(III) above or the amount necessary to attain an eight percent (8%) IRR.
Upon a Liquidity Event, if the assets and funds distributed amongst the holders of the Preference Shares shall be insufficient to permit the payment to such holders of the full Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Preference Shares in proportion to the Preference Amount each such holder is otherwise entitled to receive with respect to such holder’s holding of Preference Shares.

(iv)	After setting apart or paying in full the Preference Amounts due to the holders of the Preference Shares pursuant to Bye-law provisions 3(b)(vi)(a), the remaining assets and funds of the Company legally available for distribution to shareholders, if any, shall be distributed to the holders of the Ordinary Class Shares on a pro rata basis.

(b)	Notwithstanding any other provision of this Bye-law 3(b)(vi), the Company may at any time, out of funds legally available therefor, repurchase Ordinary Class Shares issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase, whether or not dividends on the Preference Shares shall have been declared and funds set aside therefor and such repurchases shall not be subject to the liquidation preferences of the Preference Shares, such number of Ordinary Class Shares to be repurchased pursuant to any agreement subsequent to February 1, 2001 not to exceed in the aggregate one percent (1%) of the issued Ordinary Class Shares per annum.

(c)	In the event the Company proposes to distribute assets other than cash in connection with a Liquidity Event, the value of the assets to be distributed to the holders of the Preference Shares and the Ordinary Class Shares shall be determined in good faith by the Board of Directors or, in case of a liquidation, dissolution or winding up, by the liquidator(s). Any securities not subject to restrictions on free marketability shall be valued as follows:
(A)	if traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the twenty (20) day period ending one (1) day prior to the distribution;

(B)	if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the twenty (20) day period ending three (3) days prior to the distribution; and

(C)	if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors or, as the case may be, the liquidator(s).
(d)	The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in Bye Laws 3(b)(vi)(c)(A),(B) or (C) hereof to reflect the fair market value thereof as determined in good faith by the Board of Directors or, as the case may be, the liquidator(s). The holders of at least a majority of the voting interests of the issued Voting Preference Shares, voting separately as a class on an as-converted basis, shall have the right separately to challenge any determination by the Board of Directors or, as the case may be, the liquidator(s) of fair market value pursuant to Bye-law 3(b)(vi)(c), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors or, as the case may be, the liquidator(s) and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.
(vii)	Voting

(a)	The Preference Shares shall be subject to the following rights and restrictions with regards to voting;
(i)	The holders of Series A Preference Shares shall in respect of their holdings of Series A Preference Shares shall, when taken together as a class, be entitled, at any general meeting of the Company or in respect of any matter provided for in these Bye-laws, to such number of votes as is equal to the number of whole Series A Ordinary Shares into which the Series A Preference Shares held by such holder are convertible as of the record date for determining those shareholders who are entitled to vote on such matter at the general meeting in question.

(ii)	The holders of Series B1 Preference Shares shall, in respect of their holdings of Series B1 Preference Shares, when taken together as a class, be entitled, at any general meeting of the Company or in respect of any matter provided for in these Bye-laws, to such number of votes as is equal to the product of (x) the number of whole Series B1 Ordinary Shares into which the number of Series B1 Preference Shares held by such holder are convertible as of the record date for determining those shareholders who are entitled to vote on such matter at the general meeting in question, multiplied by (y) the B1 Preference Voting Ratio. The “B1 Preference Voting Ratio” shall mean that number equal to the quotient obtained by dividing (A) the number of issued and outstanding Series B Preference Shares at such record date, by (B) the number of issued and outstanding Series B1 Preference Shares as at such record date.

(iii)	The Series B2 Preference Shares shall not carry any rights to vote at any general meeting of the Company or in respect of any matter provided for in these Bye-laws or otherwise, except as expressly provided elsewhere in these Bye-laws.
(b)	The Ordinary Class Shares shall rank pari passu with each other in all respects save that, subject to any express provision of these Bye-laws which provides the holders of any series of Ordinary Class Shares with the rights to vote in respect of any matter, the Ordinary Class Shares shall be subject to the following rights and restrictions with regards to voting:
(i)	The Ordinary Shares and Series A Ordinary Shares shall carry the rights to vote at any general meeting of the Company or in respect of any matter provided for in these Bye-laws on the basis of one vote per share;

(ii)	The holders of Series B1 Ordinary Shares shall, in respect of their holdings of Series B1 Ordinary Shares, when taken together as a class, be entitled, at any general meeting of the Company or in respect of any matter provided for in these Bye-laws, to cast such number of votes as is equal to the product of (x) the number of Series B1 Ordinary Shares held by such holder as of the record date for determining those shareholders who are entitled to vote on such matter at the general meeting in question, multiplied by (y) the B1 Ordinary Voting Ratio. The “B1 Ordinary Voting Ratio” shall mean that number equal to the quotient obtained by dividing (A) (the number of issued and outstanding Series B Ordinary Shares as at such record date less the number of Series B Ordinary Shares converted to Ordinary Shares as at such date), by (B) the number of issued and outstanding Series B1 Ordinary Shares as at such record date.

(iii)	The Series B2 Ordinary Shares shall not carry any rights to vote at any special general meeting of the Company or in respect of any matter provided for in these Bye-laws.
(c)	Subject to any rights conferred by these Bye-laws on the holders of any share or class of shares, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any share in the Company may be issued with or have attached thereto such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may in general meeting from time to time determine.

(d)	The Company shall, subject to Bye-law 3(b)(v)(b), if applicable, to the approval of the relevant percentage of voting interests of the holders of the then issued Preference Shares, have the power to purchase its own shares upon such terms and conditions as may be contained herein or in the absence of any such provisions on such terms as may be agreed upon between the Company and the prospective selling Member.
4.	(a)	Subject to the Companies Act, any preference shares may, with the sanction of a resolution of the Members and, subject to Bye-law 3(b)(v)(b), if applicable, to the approval of the relevant percentage of voting interests of the holders of the then issued Preference Shares, be issued on terms:
(i)	that they are to be redeemed on a given date or otherwise in accordance with the terms of issue of the shares determined by the Company; and/or

(ii)	that they are liable to be redeemed at the option of the Company; and/or

(iii)	if authorised by the Memorandum of Association or Incorporating Act of the Company, that they are liable to be redeemed at the option of the holder.
(b)	The redemption of preference shares (other than the Preference Shares which shall be redeemed in accordance with the provisions of Bye-law 3(b)(i)) hereunder shall be effected on such terms and in such manner as the Members of the Company shall, before the issue of such shares, determine by way of amendment of these Bye-laws and shall otherwise be in accordance with the terms of the Companies Act.

(c)	The Company shall have the power to acquire its own shares to be held as Treasury Shares, for cash or any other consideration in accordance with the Companies Act on such terms as the Directors shall think fit. All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company in respect of any such Treasury Share and, except where required in accordance with the Companies Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the Company’s share capital, or shares of the Company or of any class of share capital, or shares of the Company.

MODIFICATION OF RIGHTS
5.	Subject to the Companies Act, and to Bye-law 3(b)(v)(b), if applicable, all or any of the special rights for the time being attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class) may from time to time (whether or not the Company is being wound up) be varied with the consent in writing of the holders of not less than fifty-one per cent of the voting interests of that class or with the sanction of a resolution passed at a separate general meeting of the holders of the shares of the class. To every such separate general meeting, all the provisions of these Bye-laws relating to general meetings shall apply but so that the necessary quorum shall be two or more persons holding or representing by proxy fifty per cent of the voting interests of the class and that any holder of shares of the class present in person or by proxy may demand a poll.
6.	(a)	The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of that class, be deemed to be altered by the creation or issue of further shares ranking pari passu therewith.
(b)	The Ordinary Shares, the Series A Ordinary Shares, the Series B1 Ordinary Shares and the Series B2 Ordinary Shares shall all rank pari passu with each other.

(c)	The Series A Preference Shares, the Series B1 Preference Shares and the Series B2 Preference Shares shall all rank pari passu with each other, except with respect to voting rights as set forth in these Bye-Laws.

(d)	The Series B Preference Shares will be entitled to a separate class vote on any amendment or modification of any rights or privileges of (i) the Series B Preference Shares to the extent that such amendment or modification does not equally affect the Series A Preference Shares and Series B Preference Shares or (ii) the Series A Preference Shares to the extent that such amendment or modification does not equally affect the Series A Preference Shares and the Series B Preference Shares.

(e)	The Series B Ordinary Shares will be entitled to a separate class vote on any amendment or modification of any rights or privileges of (i) the Series B Oardinary Shares to the extent that such amendment or modification does not equally affect the Series A Ordinary Shares and Series B Ordinary Shares or (ii) the Series A Ordinary Shares to the extent that such amendment or modification does not equally affect the Series A Ordinary Shares and the Series B Ordinary Shares.

(f)	The Series A Ordinary Shares will be entitled to a separate class vote on any amendment or modification of any rights or privileges of (i) the Series A Ordinary Shares to the extent that such amendment or modification does not equally affect the Series A Ordinary Shares and Series B Ordinary Shares or (ii) the series B Ordinary Shares to the extent that such amendment or modification does not equally affect the Series A Ordinary Shares and the Series B Ordinary Shares.

(g)	The Series A Preference Shares will be entitled to a separate class vote on any amendment or modification of any rights or privileges of (i) the Series A Preference Shares to the extent that such amendment or modification does not equally affect the Series A Preference Shares and Series B Preference Shares or (ii) the Series B Preference Shares to the extent that such amendment or modification does not equally affect the Series A Preference Shares and the Series B Preference Shares.

(h)	Each of the Series B1 Preference Shares and Series B2 Preference Shares will be entitled to a separate class vote on any amendment or modification of any rights or privileges of (i) the Series B1 Preference Shares or Series B2 Preference Shares, as the case may be, to the extent that such amendment or modification does not equally affect the Series B1 Preference Shares and Series B2 Preference Shares or (ii) the Series A Preference Shares to the extent that such amendment or modification does not equally affect the Series A Preference Shares and the Series B Preference Shares.
SHARES
7.	The unissued shares of the Company shall be under the control of the Directors who (subject to the provisions of Bye-law 3(b)(v)(b), if applicable) may offer, allot, grant options over or otherwise dispose of them, in whole or fractional shares, to such persons at such times and for such consideration and upon such terms and conditions as the Directors may determine.

8.	The Directors may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by law and may satisfy any obligation in respect of such payments in cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other.

9.	Except as required by law no person shall be recognised by the Company as holding any share upon trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as otherwise provided in these Bye-laws) any other right in respect of any share except an absolute right to the entirety thereof in the registered holder.
CERTIFICATES
10.	(a)	Unless specifically requested by a shareholder in writing to the Company, no certificates will be issued and the Company will maintain a book stock account of the shares for which a shareholder is entered into the Register and the shareholder shall be issued with a personal account number pertaining to such shareholder’s holding of shares. The preparation, issue and delivery of certificates shall be governed by the Companies Act.
(b)	Every person whose name is entered as a shareholder in the Register shall be entitled without payment to one certificate for all of his shares of one class, or upon payment of such reasonable out-of pocket expenses as the Directors shall from time to time determine, to several certificates, each for one or more of his shares.

(c)	In respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and the delivery of a certificate to one of several joint holders shall be sufficient delivery to all.
(d)	If the securities of the Company shall be traded or listed on an appointed stock exchange the Company may permit the issue and transfer of securities of the Company pursuant to Section 272A of the Companies Act and the Regulations made thereunder without the issue of certificates in respect thereof.
11.	(a)	If a share certificate is worn out, defaced, lost or destroyed it may be replaced without fee but on such terms (if any) as to evidence and indemnity and to payment of the costs and out of pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Directors may think fit and, if the old certificate is worn out or defaced, on delivery of that certificate to the Company for cancellation.
(b)	If the Bye-laws are amended in any way affecting anything contained in the certificates for issued shares, or it becomes desirable for any reason to cancel any outstanding certificate for shares and issue a new certificate therefor conforming to the rights of the holder, the directors may order any holders of certificates for issued shares to surrender and exchange them for new certificates within a reasonable time to be fixed by the directors.
12.	All certificates for shares, debentures or other securities of the Company (other than any securities issued pursuant to Bye-law 10(d) hereof and Section 272A of the Companies Act) shall be issued either: (i) under the Common Seal of the Company (and if the Common Seal is so affixed it shall bear the signature (or a facsimile thereof) of a Director or the Secretary); or (ii) bearing the signature (or a facsimile thereof) of a Director or the Secretary; or (iii) bearing the signature (or a facsimile thereof) of a person expressly authorised to sign such certificate. Even though an officer who signed, or whose facsimile signature has been written, printed or stamped on, a certificate for shares shall have ceased by death, resignation or otherwise to be an officer of the Company before such certificate is delivered by the Company, such certificate shall be as valid as though signed by a duly elected, qualified and authorised officer.
LIEN
13.	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys, whether presently payable or not, called or payable at a fixed time in respect of that share and the Company shall also have a first and paramount lien on all shares (other than fully paid shares) standing registered in the name of a Member, for all the debts and liabilities of that Member or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than that Member and notwithstanding that the same are joint debts or liabilities of that Member or his estate and any other person, whether a member or not. The Company’s lien on a share shall extend to all dividends payable thereon. The Directors may at any time waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Bye-law.

14.	The Company may sell, in such manner as the Directors may think fit, any share on which the Company has a lien but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment has been served on the Member or the person entitled thereto by reason of his death or bankruptcy.

15.	To give effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the sale.

16.	The net proceeds of sale by the Company of any shares on which it has a lien shall be applied in or towards payment or discharge of the debt or liability in respect of which the lien exists so far as the same is presently payable, and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the person entitled to the shares at the date of sale.
CALLS ON SHARES
17.	(a)	The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their shares and not by the terms of issue thereof made payable at fixed times provided however that calls shall be made on all the shares and in the same proportions and at the same time, and each Member shall (subject to the Company serving upon him at least fourteen days notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified in the amount called on his shares. A call may be revoked or postponed as the Directors may determine.
(b)	The shares received by the Second Lien Shareholders and the Note Purchaser Shareholders (both as defined in the Shareholders Agreement) in connection with the Shareholders Agreement have been credited as fully paid and accordingly are nonassessable and not subject to any capital call requirements.
18.	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and may be required to be paid by instalments.

19.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

20.	If a sum called in respect of a share shall not be paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at ten percent (10%) per annum, but the Directors shall be at liberty to waive payment of such interest wholly or in part.

21.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date shall for all the purposes of these Bye-laws be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable and, in case of non-payment, all the relevant provisions of these Bye-laws as to payment of interest, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.
22.	The Directors may on the issue of shares differentiate between the holders as to the amount of calls to be paid and the times of payment.
FORFEITURE OF SHARES
23.	If a Member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may at any time thereafter during such time as any part of such call or instalment remains unpaid serve a notice on him in such form as the Board of Directors approve requiring payment by a date not less than 14 days from the date of the notice of so much of the call or instalment as is unpaid together with any interest which may have accrued. The Directors may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in these Bye-laws to forfeiture shall include surrender.

24.	If the requirements of such forfeiture notice are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls or instalments and interest due in respect thereof has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

25.	When any share shall have been so forfeited, notice of the forfeiture shall be served upon the person who was immediately before forfeiture the holder of the share and an entry of the forfeiture, with the date thereof, shall forthwith be made in the Register; but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice as aforesaid.

26.	A forfeited share shall be deemed to be the property of the Company and the Directors may sell re-allot or otherwise dispose of the same upon such terms and in such manner as they shall think fit.

27.	Any person whose shares have been forfeited shall thereupon cease to be a Member in respect of the forfeited shares but shall, notwithstanding the forfeiture, remain liable to pay to the Company all moneys which at the date of forfeiture were presently payable by him to the Company in respect of the shares with interest thereon at such rate as the Directors may determine from the date of forfeiture until payment, and the Company may enforce payment without being under any obligation to make any allowance for the value of the shares forfeited.

28.	An affidavit in writing that the deponent is a Director or the Secretary of the Company and that a share in the Company has been duly forfeited on the date stated in the affidavit shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration (if any) given for the share on any sale, re-allotment or disposition thereof and the Directors may authorise some person to transfer the share to the person to whom the same is sold, re-allotted or disposed of, and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the forfeiture, sale, re-allotment or disposal of the share.

REGISTER OF MEMBERS
29.	The Secretary shall establish and maintain the Register of Members at the Registered Office in the manner prescribed by the Companies Act. Unless the Directors otherwise determine and subject to any period of closure permitted under the Act, the Register shall be open for inspection in the manner prescribed by the Companies Act between 10.00 a.m. and 12.00 noon on every business day. Unless the Directors so determine, no Member or intending Member shall be entitled to have entered in the Register any indication of any trust or any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share and if any such entry exists or is permitted by the Directors it shall not be deemed to abrogate any of the provisions of Bye-law 9.
TRANSFER OF SHARES
30.	Subject to the Companies Act, any restrictions as to the transfer of the Company’s shares contained in the Shareholders Agreement and in these Bye-laws, any member may transfer all or any of his shares by an instrument of transfer in writing in such form (which shall comply with the provisions of Bye-law 31) as the Board of Directors shall approve (and shall comply with the provisions of Bye-Law 31). The instrument of transfer may be on the back of the share certificate.
31.	(a)	The instrument of transfer of a share shall be signed by or on behalf of the transferor and in the case only of a nil or partly paid share in like manner by the transferee if by an individual in the presence of two witnesses and if by a Company in manner prescribed by its charter. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. All instruments of transfer when registered may be retained by the Company.
(b)	The Directors may decline to register any transfer of shares upon which the Company has a lien and in their absolute discretion without assigning any reason therefor, may decline to register any transfer of any share which is not a fully-paid share. The directors may also decline to register any transfer unless:
(i)	the instrument of transfer has been duly stamped with any applicable Bermuda stamp duty and lodged with the Company, at its Registered Office or such other place as the Directors shall determine and of which notice shall be given, accompanied by the certificate for the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer;

(ii)	the instrument of transfer is in respect of only one class of share;

(iii)	where applicable, the permission of the Bermuda Monetary Authority or any other relevant governmental or regulatory authority with respect thereto has been obtained.

32.	If the Directors decline to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

33.	No fee shall be charged by the Company for registering any transfer, probate, letters of administration, certificate of death or marriage, power of attorney, distringas or stop notice, order of court or other instrument relating to or affecting the title to any share, or otherwise making an entry in the Register relating to any share.
TRANSMISSION OF SHARES
34.	In the case of the death of a Member, the survivor or survivors, where the deceased was a joint holder, and the legal personal representatives of the deceased where he was sole holder, shall be the only person recognised by the Company as having any title to his shares; but nothing herein contained shall release the estate of a deceased holder (whether the sole or joint) from any liability in respect of any share held by him solely or jointly with other persons.

35.	Any person becoming entitled to a share in consequence of the death or bankruptcy of a Member or otherwise by operation of applicable law may, upon such evidence being produced as may from time to time be required by the Directors as to his entitlement, be registered as the holder of the share or subject to the completion of the form of transfer set out in Form “A” hereto have some person nominated by him registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of the transfer of the share by that Member before his death or bankruptcy, as the case may be.

36.	A person becoming entitled to a share in consequence of the death of a Member or otherwise by operation of applicable law shall, upon such evidence being produced as may from time to time be required by the Board as to his entitlement, be entitled to receive and may give a discharge for any dividends or other moneys payable in respect of the share, but he shall not be entitled in respect of the share to receive notices of or to attend or vote at general meetings of the Company or, save as aforesaid, to exercise in respect of the share any of the rights or privileges of a Member until he shall have become registered as the holder thereof. The Directors may at any time give notice requiring such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within sixty days the Directors may thereafter withhold payment of all dividends and other moneys payable in respect of the shares until the requirements of the notice have been complied with.

37.	Subject to any directions of the Directors from time to time in force, the Secretary may exercise the powers and discretions of the Board under Bye-laws 34, 35 and 36.

INCREASE OF CAPITAL
38.	The Company may from time to time by resolution passed at a general meeting and whether or not all of the existing authorised capital shall have been issued increase its capital by such sum to be divided into shares of such par value as the resolution shall prescribe provided that in connection with any such increase the Company may not authorize the Directors to waive or limit the preferential subscription rights of the holders of the Preference Shares.

39.	The Company may, by the resolution increasing the capital, direct that the new shares or any of them shall be offered in the first instance either at par or at a premium or (subject to the provisions of the Companies Act) at a discount to all the holders for the time being of shares of any class or classes in proportion to the number of such shares held by them respectively or make any other provision as to the issue of the new shares.

40.	The new shares shall be subject to all the provisions of these Bye-laws with reference to lien, the payment of calls, forfeiture, transfer, transmission and otherwise.
ALTERATION OF CAPITAL
41.	(a)	The Company may, subject to Bye-law 3(b)(v)(b) if applicable, from time to time in general meeting:
(i)	divide its shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions;

(ii)	consolidate and divide all or any of its share capital into shares of larger par value than its existing shares;

(iii)	subdivide its shares or any of them into shares of smaller par value than is fixed by its Memorandum of Association, so, however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

(iv)	change the currency denomination of its share capital;

(v)	make provision for the issue and allotment of shares which do not carry any voting rights; and

(vi)	cancel shares which, at the date of the passing of the resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled.
(b)	Within the authority conferred by the Members in general meeting, the Directors may settle any issues relating to such division, consolidation or subdivision under this Bye-law as they think fit and, in particular may arrange for the sale of any shares representing fractions and the distribution of the net proceeds of sale in due proportion among the Members who would have been entitled to the fractions, and for this purpose the Directors may authorise some person to transfer the shares representing fractions to the purchaser thereof, who shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.
42.	Subject to the Companies Act and to any confirmation or consent required by law or these Bye-laws the Company may by resolution in general meeting from time to time convert any preference shares into redeemable preference shares.
REDUCTION OF CAPITAL
43.	Subject to the Companies Act, its Memorandum of Association and any confirmation or consent required by law or these Bye-laws, including Bye-law 3(b)(v)(b), the Company may from time to time in general meeting authorise the reduction of its issued share capital or any capital redemption reserve fund or any share premium account in any manner.

44.	In relation to any such reduction, the Company may in general meeting determine the terms upon which such reduction is to be effected including in the case of a reduction of part only of a class of shares, those shares to be affected.
GENERAL MEETINGS
45.	The Company shall hold an Annual General Meeting once in every calendar year in accordance with the requirements of the Companies Act on a day and at a time and place fixed by the Directors. The Directors may, whenever they think fit, and shall, when required by the Companies Act, convene general meetings other than Annual General Meetings which shall be called Special General Meetings. Special General Meetings may be convened by requisitionists in accordance with the Companies Act in the event of the failure of the Directors so to do.
NOTICE OF GENERAL MEETINGS
46.	Any General Meeting shall be called by not less than five (5) days’ notice in writing. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, day and time of the meeting, and, in the case of a Special General Meeting, the general nature of the business to be considered. Notice of every general meeting shall be given in any manner permitted by Bye-laws 112 and 113 to all Members and Directors other than such as, under the provisions of these Bye-laws or the terms of issue of the shares they hold, are not entitled to receive such notice from the Company.
47.	Notwithstanding that a meeting of the Company is called by shorter notice than that specified in Bye-law 46, it shall be deemed to have been duly called if it is so agreed:
(i)	in the case of any general meeting of a Company having only one Member, by that Member; or

(ii)	in the case of a meeting called as an Annual General Meeting, by all the Members entitled to attend and vote thereat; or

(iii)	in the case of any other meeting, by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95 per cent in nominal value of the shares giving that right.
PROCEEDINGS AT GENERAL MEETINGS
48.	No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business. At least two Members present in person or by proxy and representing not less than 50 per cent of the Voting Shares of the Company shall be a quorum for all purposes save that if the Company has only one Member that Member present in person or by proxy shall constitute a quorum.

49.	If within half an hour from the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to such other day and such other time and place as the Directors shall determine of which notice shall be given in the same manner as for the original meeting. The same quorum requirement shall again apply.

50.	The Chairman of the Directors shall preside as Chairman at every General Meeting. If there is no such Chairman or if at any meeting the Chairman is not present within 15 minutes from the time appointed for holding the meeting, the Directors present shall elect one of their number to act. If no Director is present the Members present shall elect one of their number to be Chairman of the meeting.

51.	The Chairman of the meeting may, with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place.

52.	At any meeting of the Company on a show of hands every Member present in person shall have one vote and on a poll every Member shall be entitled to such number of votes per share as is attributable to such class of share in accordance with Bye-law 3(c).

53.	Save where a greater majority is required by the Companies Act or these Bye-laws any question proposed for consideration at a general meeting shall be decided by a simple majority of votes cast.

54.	If a share is held by two or more joint holders, the member whose name is listed first on the register shall be entitled to vote that share.

55.	The Directors of the Company shall be entitled to notice of and to attend and be heard at any general meeting of the Members of the Company or any separate class thereof.

56.	A Member who is a patient for any purpose under any statute or applicable law relating to mental health or in respect of whom an order has been made by any Court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee, curator bonis appointed by such Court and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as such Member for the purpose of general meetings of the Company.
57.	No Member shall, unless the Directors otherwise determine, be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

58.	No objection shall be raised to the qualification of any voter or notice taken of any error in counting the votes cast except at the meeting or adjourned meeting at which the vote objected to is given or tendered or the error is committed, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the meeting and shall only vitiate the result of the voting if the Chairman of the meeting decides that such result has been affected thereby. The decision of the Chairman of the meeting shall be final and conclusive.

59.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless before or on the declaration of the result of the show of hands a poll is demanded by:
(i)	the Chairman of the meeting; or

(ii)	at least three Members present in person or represented by proxy and holding Voting Shares; or

(iii)	any Member or Members present in person or represented by proxy and holding between them not less than one tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(iv)	a Member or Members present in person or represented by proxy holding shares conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all such shares conferring such right.
60.	Unless a poll is so demanded in accordance with the foregoing Bye-law 59, a declaration by the Chairman of the meeting as to the result of the voting on a show of hands shall be final and conclusive, and any entry to that effect in the Minute Book of the Company shall be conclusive evidence of the fact without proof of the number of votes recorded for or against such resolution.

61.	If a poll is duly demanded, the result of the poll shall be deemed to be the resolution of the meeting at which the poll is demanded.

62.	A poll demanded on any question shall be taken forthwith and the result thereof declared by the Chairman of the meeting prior to the termination of the meeting.

63.	The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business which is not related to the question on which the poll has been demanded.

64.	A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

65.	In the case of an equality of votes at a general meeting whether on a show of hands or on a poll, the Chairman of such meeting shall not be entitled to a second or casting vote and the motion under consideration shall fail.

66.	A meeting of the Members or any class thereof may be held by means of such telephone electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such a meeting.
PROXIES AND CORPORATE
REPRESENTATIVES
67.	(a)	The instrument appointing a proxy shall be in writing in such form as the Board of Directors may approve. It shall be executed under the hand of the appointor or of his attorney authorised by him in writing or if the appointor is a corporation, either under its Seal or under the hand of an officer, attorney or other person authorised to sign the same.
(b)	A member may appoint any person as his proxy and any corporation may appoint a representative as permitted by the Companies Act. The proxy or representative need not be a Member.
68.	Any Member may appoint a standing proxy or, if a corporation, a representative by depositing such appointment at the Registered Office of the Company. Any such standing proxy or appointment of representative shall be valid for all general meetings and adjournments thereof until notice of revocation is received by the Secretary at the Registered Office. Where a standing proxy or appointment of representative exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Member is present or in respect to which the Member has specially appointed a proxy or representative. The Directors may from time to time require such evidence as they shall deem necessary as to the due execution and continuing validity of any such standing proxy or authorisation and the operation of any such standing proxy or appointment of representative shall be deemed to be suspended until such time as the Directors determine that they have received the requested evidence or other evidence satisfactory to them.

69.	The instrument appointing a proxy together with any power of attorney under which it is signed or a notarially certified copy thereof or such other evidence as to its due execution as the Directors may from time to time require, shall be delivered at the Registered Office (or at such place as may be specified in the notice convening the meeting) not later than 24 hours prior to the holding of the meeting at which the person named in the instrument proposes to vote and in default the instrument of proxy shall not be treated as valid.

70.	The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall unless the contrary is stated therein be valid as well for any adjournment of the meeting as for the meeting to which it relates provided always that no proxy votes shall be accepted at any such adjournment unless the instrument of proxy shall have been delivered prior to the original meeting in the manner and by the time specified in Bye-law 69 hereof. A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf, whether on show of hands or on a poll, at a general meeting of the Company or at a class meeting.
71.	Subject to the Companies Act, the Chairman of the meeting may at his discretion determine the right of any person not being a Member or his proxy or a Director to attend any General meeting.
REGISTER OF DIRECTORS AND OFFICERS
72.	The Secretary shall establish and maintain a Register of Directors and Officers at the registered office in the manner prescribed by the Companies Act. The Register of Directors shall be open for inspection in the manner prescribed by the Companies Act between 10.00 am. and 12.00 noon on every business day.
DIRECTORS
73.	(a)	The number of Directors shall not be less than two and may not be more than fifteen (whether or not such Directors are also shareholders) as the Company in general meeting may from time to time determine. Notwithstanding the foregoing, the Directors are authorized to increase or decrease the maximum number of Directors as they consider fit without requirement for the approval of the Members in general meeting of the Company.
(b)	No share qualification shall be required of any Director of the Company.

(c)	Notwithstanding anything in these Bye-laws to the contrary, save for any Director appointed by the holder(s) of the relevant percentage of preference shares pursuant to Bye-Laws 3(b)(i)(C), the Directors shall be appointed by the Members holding Voting Shares and each such Member who is also a party to the Shareholders Agreement shall comply with the provisions of the Shareholders Agreement with regard to such appointments.
74.	(a)	Subject to Bye-Law 73(c) and the terms of the Shareholders Agreement, save for any Director appointed by the holder(s) of the relevant percentage of Voting Preference Shares pursuant to Bye-laws 3(b)(i)(c) or (d), the Directors shall be elected by the Members of the Company in the first place at the statutory meeting of the Company and annually thereafter. Any such general meeting may, subject to Bye-law 73(c) and the terms of the Shareholders Agreement, authorise the Directors to fill any vacancy in their number left unfulfilled at such general meeting. Save for any Director appointed by the holder(s) of the relevant percentage of Voting Preference Shares pursuant to Bye-laws 3(b)(i)(c) or (d), retiring members of the Board are eligible for re-election.

(b)	Directors appointed pursuant to Bye-laws 3(b)(i)(c) or (d), shall be appointed by the holder(s) of the relevant percentage of Voting Preference Shares in accordance with Bye-laws 3(b)(i)(c) or (d), as applicable, by depositing a notice of appointment signed by or on behalf of such holder(s) with the Secretary at the Registered Office and such appointment shall become effective on the date of receipt by the Secretary. Any Director appointed pursuant to Bye-laws 3(b)(i)(c) or (d) shall serve until removed or replaced by the holder(s) of the Voting Preference Shares who appointed such Director and shall not be required to retire at any general meeting of the Company. The authorised number of Directors shall, if necessary, be increased to accommodate any appointment of a Director pursuant to Bye-laws 3(b)(i)(c) or (d) with effect from the date of such appointment and without requirement for the approval of the Members in general meeting of the Company.
75.	(a)	Subject to Bye-Law 73(c) and the terms of the Shareholders Agreement, save for any Director appointed by the holders of the relevant percentage of Voting Preference Shares pursuant to Bye-laws 3(b)(i)(c) or (d), the removal of a Director shall be effected by resolution of the Members in general meeting and otherwise in accordance with the Companies Act and the terms of the Shareholders Agreement, including without limitation, appointment and election of any replacement Director.
(b)	Directors appointed pursuant to Bye-laws 3(b)(i)(c) or (d), shall be removed or replaced by the holders of the relevant percentage of the Voting Preference Shares in accordance with Bye-laws 3(b)(i)(c) or (d), as applicable, by depositing a notice of removal or replacement signed by or on behalf of such holders with the Secretary at the Registered Office and such removal or replacement shall become effective on the date of receipt by the Secretary.
76.	Any person who may have been appointed to be alternate director of the Company to a Director who has been removed from office shall cease to be an alternate director immediately upon the removal of such Director as aforesaid.

77.	Subject to Bye-Law 73(c) and the terms of the Shareholders Agreement, save for any Director appointed by the holders of the relevant percentage of Voting Preference Shares pursuant to Bye-laws 3(b)(i)(c) or (d), any vacancy created by the removal of a director at a special General Meeting may be filled by the members at that meeting or subsequently by the Directors.

78.	The office of a Director shall be vacated upon the happening of any of the following events:
(i)	if he resigns his office by notice in writing delivered to the Secretary of the Company either at the Registered Office of the Company or tendered at a meeting of the Directors. Such resignation shall take effect at the time of receipt unless another time is specified. The acceptance of such resignation shall not be necessary to make it effective;

(ii)	if he becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Directors resolve that his office is vacated;

(iii)	if he becomes bankrupt or compounds with his creditors;

(iv)	if he is prohibited by law from being a Director; or

(v)	if he otherwise ceases to be a director by virtue of the Companies Act or is removed from office pursuant to these Bye-laws or the terms of the Shareholders Agreement, including without limitation, removal pursuant to Bye-law 75(b) hereof.
ALTERNATE DIRECTORS
79.	(a)	A Director may appoint or remove his own Alternate Director. Any appointment or removal of an alternate Director by a Director shall be effected by depositing a notice of appointment or removal with the Secretary at the Registered Office, signed by such Director, and such appointment or removal shall become effective on the date of receipt by the Secretary.
(b)	The members may elect any person not prohibited by law from being a Director and otherwise qualified to be a director to serve as an alternate director or may authorise the Directors to appoint alternate directors.

(c)	An alternate director may also be a director in his own right and may act as alternate to more than one director.
80.	An alternate director shall be entitled to receive notices of all meetings of Directors, to attend, be counted in the quorum and vote at any such meeting at which any Director to whom he is alternate is not personally present, and generally to perform all the functions of any Director to whom he is alternate in his absence.

81.	Every person acting as an alternate director shall be subject in all respects to the provisions of these Bye-laws relating to Directors and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for any Director for whom he is alternate. An alternate director may be paid expenses and shall be entitled to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director. Every person acting as an alternate director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). The signature of an alternate director to any resolution in writing of the Directors or a committee of the Directors, shall unless the terms of his appointment provides to the contrary, be as effective as the signature of the Director or Directors to whom he is alternate.
DIRECTORS’ FEES AND REMUNERATION
82.	The amount, if any, of Directors’ fees shall from time to time be determined by the Company in general meeting and in the absence of a determination to the contrary in general meeting such fees shall be deemed to accrue from day to day. The payment of reasonable travelling, hotel and incidental expenses properly incurred by Directors in attending and returning from meetings of the Board of Directors or committees constituted pursuant to these Bye-laws or general meetings together with all expenses properly and reasonably incurred by any Director in the conduct of the Company’s business or in the discharge of his duties as a Director shall be within the power of the Directors to determine. A managing director shall receive such remuneration (whether by way of salary, commission or participation in profits, or partly in one way and partly in another) as the Directors may resolve.
DIRECTORS’ INTERESTS
83.	(a)	A Director may hold any other office with the Company in conjunction with his appointment as a Director for such period and upon such terms as the Directors may determine, and may be paid such extra remuneration by way of salary, as the Directors may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-law.
(b)	A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor of the Company.

(c)	Subject to the provisions of the Companies Act, a Director may, notwithstanding his office, be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested and be a Director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is interested.

(d)	So long as, where it is necessary, he declares the nature of his interest at the first opportunity at a meeting of the Board of Directors or by writing to the Board of Directors as required by the Companies Act, a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from any office or employment to which these Bye-laws allow him to be appointed or from any transaction or arrangement in which these Bye-laws allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any interest or benefit. A Director having a direct personal financial interest contrary to that of the Company in a matter submitted to the approval of the Board of Directors shall be obliged to inform the Board of Directors thereof and to have his declaration recorded in the minutes of the meeting. At the next General Meeting of the shareholders, before votes are taken in on any other matter, the shareholders shall be informed of those cases in which a Director had a direct personal financial interest contrary to that of the Company.

(e)	Subject to the Companies Act and any further disclosure required thereby, a general notice to the Board of Directors by a Director or officer declaring that he is a director or officer or has an interest in any business entity and is to be regarded as interested in any transaction or arrangement made with that business entity shall be sufficient declaration of interest in relation to any transaction or arrangement so made.

POWERS AND DUTIES OF DIRECTORS
84.	Subject as may otherwise be required by the provisions of the Companies Act and these Bye-laws and subject to any directions given by the Company in general meeting, the Directors shall manage the business of the Company and may pay all expenses incurred in promoting and incorporating the Company and may exercise all the powers of the Company including, but not by way of limitation, the power to borrow money. No alteration of these Bye-laws and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A validly convened meeting of the Directors at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

85.	All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for money paid to the Company shall be signed drawn accepted endorsed or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

86.	The Directors may, from time to time, appoint one or more of their body to be a Managing Director or Managing Directors of the Company, either for a fixed term or without any limitation as to the period for which he or they is or are to hold such office, and may from time to time remove or dismiss him or them from office and appoint another or others in his or their place or places but without prejudice to any claim which either party may have against the other at the date of such removal or dismissal.
DELEGATION OF THE DIRECTORS’
POWERS AND DUTIES
87.	The Directors may by power of attorney appoint any company, firm or person, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Bye-laws) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also confer a power of substitution upon such attorney whereby he shall be authorised further to delegate all or any of the powers, authorities and discretions vested in him.

88.	(a)	The Directors may entrust to and confer upon any Director or officer any of the powers exercisable by them upon such terms and conditions with such restrictions as they think fit, and either collaterally with, or to the exclusion of, their own powers, and may from time to time revoke or vary all or any of such powers but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.
(b)	The directors may delegate any of their powers, authorities and discretions to committees, consisting of two or more directors as they think fit. Any committee so formed shall, in the exercise of the powers authorities and discretions so delegated, conform to any directions which may be given to it by the Directors.
89.	The meetings and proceedings of any committee of directors shall be governed by the provisions of Bye-law 90 of these Bye-laws which relate to meetings of the Directors so far as the same are applicable thereto.

PROCEEDINGS OF THE DIRECTORS
90.	(a)	Subject to the provisions of these Bye-laws, the Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes the motion shall be deemed to have been lost. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.
(b)	On any question put to a meeting of Directors, subject as set out in sub-paragraph (c) of this Bye-law, each Director shall have one vote.

(c)	Each of the Directors (if any) who have been appointed by the holder(s) of the relevant percentage of Voting Preference Shares pursuant to the Shareholders Agreement or Bye-laws 3(b)(i)(c) or (d) shall, in respect of any question put to a meeting of Directors have, in addition to his vote, one additional vote for each additional director that the holder of the Voting Preference Shares who appointed him or her was entitled to appoint to the Board of Directors in accordance with the rights of such holder under the Shareholders Agreement, Bye-laws 3(b)(i)(c) and/or (d), as the case may be, notwithstanding that such rights have not been exercised.
91.	Notice of a meeting of the Directors shall be given in accordance with Bye-laws 112 and 113. A Director may waive notice before or after the date of the meeting for which the notice is given. It shall not be necessary to specify the business to be considered at the meeting. The length of notice shall be reasonable in all the circumstances.

92.	(a)	The quorum necessary for the transaction of the business of the Board of Directors shall be a majority in number of the Directors of the Company then appointed. In the event that a Director resigns at a meeting of the Board of Directors it may be resolved that his resignation should take effect at the end of such meeting and that he be counted in the quorum and continue to act if otherwise a quorum of Board of Directors would not be present.
(b)	A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or proposed contract, transaction or arrangement with the Company and has complied with the provisions of the Companies Act and these Bye-laws with regard to disclosure of his interest shall be entitled to vote in respect of any contract, transaction or arrangement in which he is so interested and if he shall do so his vote shall be counted, and he shall be taken into account in ascertaining whether a quorum is present.
93.	So long as a quorum of Directors remains in office, the continuing Directors may act notwithstanding any vacancy in their number but if no quorum of Directors remains, the continuing Directors or a sole continuing Director may act only for the purpose of calling a general meeting.

94.	Unless otherwise agreed by a majority of the Directors attending a meeting of the Board of Directors, the Chairman (if any) shall act as Chairman at all meetings of the Directors at which such person is present. If no Chairman has been elected, the Directors present may choose one of their numbers to act as Chairman of the meeting.
95.	(a)	A resolution approved and signed by all the Board of Directors for the time being entitled to receive notice of a meeting of the Directors or of a committee of the Board of Directors and taking the form of one or more documents in writing or facsimile, or other similar means of written communication from a duly authenticated source shall be as valid and effectual as if it had been passed at a meeting of the directors or of such committee duly convened and held, such resolution to be effective on the date on which the last director signs the resolution.
(b)	Any one or more of the Directors or any committee thereof may participate in a meeting of the Board of Directors or committee by means of such telephone electronic or other communications facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting by such means shall constitute presence in person at a meeting and that meeting will be deemed to be held in Bermuda.
96.	All acts done at any meeting of the Board of Directors or any committee of the Board of Directors or by any person acting as a Director shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.
OFFICERS
97.	The Board of Directors may appoint such persons as Officers of the Company (who may or may not be Directors) as it shall determine.

98.	Any person elected or appointed pursuant to Bye-law 97 shall hold office for such period and upon such terms as may be fixed by the Board of Directors. Any such election or appointment may be revoked or terminated by the Board of Directors but without prejudice to any claim for damages that such officer may have against the Company for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in the Companies Act or these Bye-laws, the powers and duties of the officers of the Company shall be such (if any) as are determined from time to time by the Board of Directors.
MINUTES
99.	(a)	The Directors shall cause minutes to be made for the purpose of recording:-
(i)	all appointments of officers made by the Board of Directors;

(ii)	the names of the Directors and other persons (if any) present at each meeting of Board of Directors and of any committee; and

(iii)	all proceedings at general meetings of the Company, at separate meetings of holders of any class of shares in the Company and at meetings of the Board of Directors and committees.
(b)	Such minutes shall be duly entered in books provided for such purpose and any minutes duly entered in the Minute Book signed by the Chairman of that meeting or by the Chairman of any succeeding meeting shall be receivable as prima facie evidence of the matters stated in such minutes. A resolution in writing made in accordance with Section 77A of The Companies Act or under Bye-law 95(a) hereof shall constitute minutes for the purpose of this Bye-law.
SECRETARY
100.	The Secretary shall be appointed by the Board of Directors at such remuneration (if any) and upon such terms as they may think fit and any Secretary so appointed may be removed by them. The Secretary shall whenever possible, attend all meetings of the Company and of the Board of Directors, keep correct minutes of such meetings and enter such minutes in proper books provided for the purpose. The Secretary shall also perform such other duties including the preparation of written resolutions as shall from time to time be prescribed or delegated by the Board of Directors. The duties of the Secretary may when required be carried out by an assistant or acting secretary or any other director or officer so authorised in that behalf by the Board of Directors.
RESIDENT REPRESENTATIVE
101	The Company, where Section 130 of the Act shall be applicable may appoint a Resident Representative in accordance with the Act. Any Resident Representative so appointed shall be deemed an officer of the Company for the purpose of Section 92A of the Act . The Resident Representative shall be entitled to receive notice of all meetings of the Board of Directors and Members of the Company or any committee of the Board of Directors and shall be entitled to attend, be heard at and to receive minutes of all proceedings of the Board of Directors and Members of the Company or of any committee of the Board of Directors: Provided that accidental omission to give notice to the Resident Representative of any such meeting of the Members or the Board of Directors or of any committee of the Board of Directors shall not invalidate any action taken at any such meetings.
THE SEAL
102.	(a)	The Company may adopt a Seal in such form as the Board of Directors shall determine.
(b)	The Seal (if any) may, but need not be, affixed to any deed, instrument, document or share certificate and if the Seal is so affixed, it shall be attested by the signature of at least one person who is a Director or the Secretary of the Company, or of a person expressly authorised by the Board of Directors for that purpose.

(c)	The Board of Directors may adopt one or more duplicate Seals for use in or outside Bermuda.

103.	A Director or the Secretary or the Resident Representative (if any) may, but need not, affix the Seal (if any) to certify the authenticity of any copies of documents.
RESERVES
104.	The Board of Directors may, before recommending or declaring any dividend set aside out of the profits of the Company such sums as they think proper as a reserve fund to be used to meet contingencies or for equalising dividends or for any other special purpose. Pending the application of such reserve fund it may be invested in such manner as the directors shall think fit.
CAPITALISATION OF PROFITS AND SHARE PREMIUMS
105.	The Company may at any time and from time to time resolve in general meeting to the effect that it is desirable to capitalise any undivided profits (including profits standing to the credit of any reserve or other special account) not required for the payment of any fixed dividend or any moneys held on any share premium account or any capital redemption reserve fund other than any reserve fund which may have been established according to the terms of issue of such capital and accordingly that such amount be set free for distribution amongst the Members or any class of Members who would be entitled thereto if distributed by way of dividend and in the same proportions, on the basis that the same be not paid in cash but be applied either in or towards paying up amounts for the time being unpaid on any shares in the Company held by such Members respectively or in payment up in full of unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid amongst such Members, or partly in one way and partly in the other, and the Board of Directors shall give effect to such resolution provided that for the purpose of this Bye-law, any sum standing to the credit of the share premium account may be applied only in paying up unissued shares of the same class in respect of which the share premium was paid to be issued to such Members credited as fully paid.

106.	Where any difficulty arises in regard to any distribution under the last preceding Bye-law the Board of Directors may settle the same as they think expedient and, in particular, may authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments should be made to any Members in order to adjust the rights of all parties, as may seem expedient to the Board of Directors. The Board of Directors may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Members.
RECORD DATES
107.	Notwithstanding any other provisions of these Bye-laws the Board of Directors may fix any date as the record date for any allotment or issue of shares and for the purpose of identifying the persons entitled to receive notices of general meetings. Any such record date shall be not more than sixty days before the date on which such allotment or issue is to be made or such notice is to be despatched.

ACCOUNTING RECORDS
108.	The Directors shall exercise a general supervision over the financial affairs of the Company and shall cause to be kept in accordance with such generally accepted accounting principles as the Board of Directors may from time to time determine accounting records sufficient to give a true and fair view of the state of the Company’s affairs and to show and explain its transactions, in accordance with the Companies Act.

109.	The records of account shall be kept at the Registered Office or at such other place or places as the Board of Directors think fit, and shall at all times be open to inspection by the Directors; provided that if the records of account are kept at some place outside Bermuda, there shall be kept at an office of the Company in Bermuda such records as will enable the Directors to ascertain with reasonable accuracy the financial position of the Company at the end of each three month period. No Member (other than an officer of the Company) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorised by the Board of Directors or by the Company in general meeting

110.	A copy of every balance sheet and statement of income and expenditure, including every document required by law to be annexed thereto, which is to be laid before the Company in general meeting, together with a copy of the auditor’s report, shall be sent to each person entitled thereto in accordance with the requirements of the Companies Act.
AUDIT
111.	Save and to the extent that an audit is waived in the manner permitted by the Companies Act, an auditor shall be appointed at each Annual General Meeting of the Company and his duties regulated in accordance with the Companies Act, any other applicable law and such requirements not inconsistent with the Companies Act as the Board of Directors may from time to time determine. The remuneration of the auditor shall be fixed by the Members in general meeting or referred by them to the Board of Directors.
SERVICE OF NOTICES AND OTHER
DOCUMENTS
112.	Any notice or other document (including a share certificate) may be served on or delivered to any Member, Director or Resident Representative appointed under Bye-law 101 hereof by the Company either:
(a)	by delivering it to such person personally; or

(b)	by sending it by letter mail or courier addressed to such Member, Director or Resident Representative at his address as appearing in the Register or Register of Directors and Officers or by delivering it to or leaving it at such registered address; or

(c)	by transmitting it by electronic means (including facsimile and electronic mail but not telephone) in accordance with such directions as may be given by such Member to the Company for the purpose; or

(d)	by notifying the Director, Member or Resident Representative of the availability of the information and the ability to access the same on a website rather than by any other means and including therein the address of the website, the place on the website where the information or document may be found, and instructions as to how the information or document may be accessed on the website. Such information or documents delivered in accordance with this Bye-law 112(d) shall be deemed to have been delivered when (i) the Member, Director or Resident Representative is notified in accordance with this Bye-law; and (ii) the information or document is published on the website.
113.	(a)	In the case of joint holders of a share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed as sufficient service on or delivery to all the joint holders.
(b)	Any notice (save for one delivered in accordance with Bye-law 112(d) shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or transmitted by electronic means.
114.	Any notice or other document delivered, sent or given to a Member in any manner permitted by these Bye-laws shall, notwithstanding that such Member is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any share registered in the name of such Member as sole or joint holder unless his name shall, at the time of service or delivery of the notice or document, have been removed from the Register as the holder of the share, and such service or delivery shall for all purposes be deemed as sufficient service or delivery of such notice or document on all persons, interested (whether jointly with or as claiming through or under him) in the share.
INDEMNITY
115.	(a)	The Directors, Secretary and other Officers for the time being of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company or any subsidiary thereof and everyone of them, and everyone of their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets and profits of the Company or any subsidiary thereof from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; provided that, this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.
(b)	Each Member agrees to waive any claim or right of action he might have, whether individually or by or in the right of the Company or any subsidiary thereof, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof; provided that, such waiver shall not apply to any claims or rights of action arising out of the fraud or dishonesty which may attach to such Director.

(c)	The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him under the Companies Acts in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director may be guilty in relation to the Company or any subsidiary thereof.

(d)	The Company may advance moneys to a Director or Officer for the costs, charges and expenses incurred by the Director in defending any civil or criminal proceedings against him, on condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty is proved against him.
DRAG ALONG RIGHTS AND TAG ALONG RIGHTS
116.	(a)	The Company shall promptly give a written transaction notice to holders of Ordinary Class Shares with respect to any Approved Sale.
(b)	The Company, acting by a resolution of its Board, shall have the right, exercisable by giving written notice (the “Drag along notice”) to any holder of Ordinary Class Shares within thirty (30) Business Days after such holder of Ordinary Class Shares has been given notification by the Company of an Approved Sale, to compel such holder of Ordinary Class Shares to sell a Pro-Rata Portion of his shares to the party acquiring or that has acquired control of the Stratus Group in an Approved Sale on substantially the same material terms as those applicable to the sale of the ownership interest to such party in the transaction that constitutes such Approved Sale. If the Company does not exercise this right, the holder of Ordinary Class Shares shall have a one-time right, exercisable within ten (10) Business Days after the expiration of such thirty (30) Business Days by giving written notice to the Company (the “Tag along notice”), to participate in the transaction that constitutes the Approved Sale and to sell a Pro Rata Portion of his shares on substantially the same material terms as those applicable to the sale of the ownership interest to the party acquiring or that has acquired control of the Stratus Group in the Approved Sale, and the Company shall take such actions as may be necessary to accommodate such participation or, if the Company is unable to do so, the Company shall have and shall exercise, or shall assign to any other Person which shall exercise, the right to purchase a Pro-Rata Portion of the shares on substantially the same material terms. As used herein, “Pro Rata Portion” means the percentage of the total ownership in the Stratus Group being acquired by the party acquiring or that has acquired control of the Stratus Group in the Approved Sale. Any sale of shares shall be deemed to be “on substantially the same material terms” if the value received by the holder of Ordinary Class Shares is the same as the value received by other shareholders, even if the form of consideration received by the holder of Ordinary Class Shares is cash rather than such other property as may be received by the other shareholders.
(c)	If the Company delivers a Drag along notice or a holder of Ordinary Class Shares delivers a Tag along notice, the holder of Ordinary Class Shares shall cooperate with the Company and take all such actions as the Company may reasonably request to effect such Approved Sale as efficiently as possible. Without limiting the generality of the foregoing, the holder of Ordinary Class Shares shall enter into such agreements with the Company, its shareholders and any other parties to the transactions constituting the Approved Sale as the Company may reasonably request. For the avoidance of doubt, the compulsory transfer provisions contemplated by the Shareholders Agreement do not constitute an Approved Sale subject to the provisions of this Bye-law 116.

(d)	The provisions of this Bye-law 116 shall (a) expire upon, and shall not apply to, an Initial Public Offering and (b) have no further effect following the implementation of the provisions of this Bye-law 116 in connection with an Approved Sale.
ALTERATION OF BYE-LAWS
117.	These Bye-laws may be amended from time to time in the manner provided for in the Companies Act.